Exhibit 10.14

FORM OF OPTION AGREEMENT (this “Agreement”)

dated as of [●], 2007 between DOMUS

HOLDINGS CORP., a Delaware corporation,

(the “Company”) and OPTIONEE (as set forth on

the signature page hereto, the “Optionee”).

WHEREAS, the Company, acting through the Committee with the consent of the Company’s Board of Directors (the “Board”) will grant to the Optionee, effective as of [●], 2007 (the “Grant Date”), an option under the Domus Holdings Corp. 2007 Stock Incentive Plan (the “Plan”) to purchase a number of shares of Common Stock (“Shares”) on the terms and subject to the conditions set forth in this Agreement and the Plan;

WHEREAS, the Optionee has entered into an adoption agreement, pursuant to which the Optionee became a party to that certain Management Investor Rights Agreement, by and among the Company and certain of its holders of Shares, dated as of April 10, 2007 (the “Management Investor Rights Agreement”);

NOW, THEREFORE, in consideration of the promises and of the mutual agreements contained in this Agreement, the parties hereto hereby agree as follows:

Section 1. The Plan. The terms and provisions of the Plan are hereby incorporated into this Agreement as if set forth herein in their entirety. In the event of a conflict between any provision of this Agreement and the Plan, the provisions of the Plan shall control. A copy of the Plan may be obtained from the Company by the Optionee upon request. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Plan.

Section 2. Option; Option Price. Effective on the Grant Date, on the terms and subject to the conditions of the Plan and this Agreement, the Company hereby grants to the Optionee the option (the “Option”) to purchase Shares pursuant to Tranche A options (“Tranche A Options”), Tranche B options (“Tranche B Options”), and Tranche C options (“Tranche C Options”) at the price per Share (the “Option Price”) and in the amounts set forth on the signature page hereto. Payment of the Option Price may be made in any manner permitted by the Committee under Section 5.6 of the Plan; provided that, in addition to the manners permitted under Section 5.6 of the Plan, upon the exercise of Options granted under the Plan by the Optionee in respect of 250,000 Shares or more in a single transaction, the Optionee may direct the Company to deduct from the Shares issuable upon exercise of such Options a number of Shares having an aggregate Fair Market Value equal to the sum of the aggregate Option Price in respect of the Options being exercised, and the Company shall thereupon issue to the Optionee the net remaining number of Shares after such deduction. The Option is not intended to qualify for federal income tax purposes as an “incentive stock option” within the meaning of Section 422 of the Code.

Section 3. Term. The term of the Option (the “Option Term”) shall commence on the Grant Date and expire on the tenth anniversary of the Grant Date, unless the Option shall have sooner been terminated in accordance with the terms of the Plan (including, without limitation, Article 5 of the Plan) or this Agreement (including, without limitation, Section 7 of this Agreement).

Section 4. Vesting. Except as otherwise set forth in Section 7 (including, without limitation, Section 7(b)), the Options shall become non-forfeitable (any Options that shall have become non-forfeitable pursuant to Section 4, the “Vested Options”) and shall become exercisable according to the following provisions, subject to the Optionee’s continued employment with the Company as of any such date:

(a) Tranche A Options. Twenty-percent (20%) of the Tranche A Options shall become Vested Options and shall become exercisable on each of the first five anniversaries of the Grant Date. In the event of a Sale of the Company, each Tranche A Option that has not theretofore become a Vested Option pursuant to the immediately preceding sentence and is outstanding as of immediately prior to the consummation of such Sale of the Company (each such Option, a “CIC Vesting Tranche A Option”) shall vest in full effective as of the consummation of such Sale of the Company, and the Optionee shall be entitled to receive an amount equal to the Spread Value (defined below) to be payable at the same time(s), in the same form(s) of consideration (e.g., cash, securities or other property or a combination thereof) and subject to the same terms and conditions as are applicable to the consideration paid with respect to Shares held by the shareholders of the Company (the “Shareholders”) in the Sale of the Company as set forth in the agreement pursuant to which the Sale of the Company is effectuated. In the event that at any time prior to the first anniversary of such Sale of the Company, the Optionee experiences a Termination of Relationship other than due to a Qualifying Termination Event (defined below), the Optionee shall (i) immediately forfeit any and all rights in respect of the CIC Vesting Tranche A Options pursuant to this Agreement, including, without limitation, any rights to any transfer of property or payment in respect of such CIC Vesting Tranche A Options and (ii) pay to the Company, immediately upon notice from the Company, an amount in cash equal to any Spread Value previously paid (without regard to whether such Spread Value was paid in cash, securities or other property or a combination thereof). In satisfaction of the Optionee’s obligations under clause (ii), the Company may in its discretion deduct from any payment(s) of any kind (including salary or bonus) otherwise due to the Optionee a total amount equal to the Spread Value previously paid, and the Optionee hereby consents to such deduction and offset. The treatment of the CIC Vesting Tranche A Options upon a Sale of the Company as set forth in this Section 4(a) shall be in lieu of any adjustments or other rights that may otherwise apply to other option holders under the Plan, including without limitation any adjustments or other rights under Article X of the Plan.

(b) Tranche B Options. All of the Tranche B Options shall become Vested Options in the event the Investor IRR equals or exceeds 20%.

(c) Tranche C Options. All of the Tranche C Options shall become Vested Options in the event the Investor IRR equals or exceeds 25%.

(d) Exercise of Vested Tranche B and Tranche C Options. Immediately prior to the consummation of a Sale of the Company, the Optionee’s Tranche B Options and Tranche C Options that have previously, or will upon consummation of such Sale, become Vested Options (collectively, the “Vested IRR Options”), shall automatically be exercised and converted into Shares, with such exercise being effectuated by the Company deducting from the Shares issuable upon such exercise a number of Shares having an aggregate Fair Market Value equal to the sum of (i) the aggregate Option Price payable in respect of such Vested IRR Options and (ii) the minimum tax withholding due upon exercise of such Vested IRR Options. The Company shall thereupon issue to the Optionee the net remaining number of Shares after such deductions in order to allow the Optionee to participate in such transaction in the same manner as other Shareholders generally.

(e) Committee Determinations. All decisions by the Committee with respect to any calculations pursuant to this Section 4 (absent manifest error), including the Investor IRR and the dates the Investor IRR is equal to or exceeds 20% or 25%, shall be final and binding on the Optionee.

(f) Definitions.

“Qualifying Termination Event” means a Termination of Relationship for any reason other than (i) by the Company or its Affiliates for Cause or (ii) by the Optionee without Good Reason (other than due to death).

“Spread Value” means the product of (i) the number of Shares subject to the CIC Vesting Tranche A Options and (ii) the excess (if any) of (x) the value per share payable in respect of the Shares of the Company to Shareholders in the Sale of the Company, over (y) the Option Price (as in effect on the day immediately prior to the consummation of such Sale of the Company) per each Share subject to the CIC Vesting Tranche A Options. For purposes of the foregoing, (A) if the Shareholders receive cash in respect of their Shares, then the Spread Value, if any, shall be measured and payable in cash based on the per share cash amount paid to Shareholders in connection with the Sale of the Company; (B) if the Shareholders receive securities or other property in respect of their Shares, then the Spread Value, if any, shall be measured and payable in the form of such securities or other property, with the amount of the securities or other property, if any, that the Optionee receives in respect of the CIC Vesting Tranche A Options being equal to the securities or other property that the Optionee would have received if the CIC Vesting Tranche A Options had been exercised immediately prior to the Sale of the Company and the aggregate Option Price (as in effect on the day immediately prior to the consummation of such Sale of the Company) for such Options was paid in Shares as permitted under Section 2 of this Agreement (with the number of Shares withheld for purposes of paying the aggregate Option Price determined pursuant to the same method required to be used to determine the Fair Market Value of the Shares); and (C) if the Shareholders receive a combination of the two foregoing forms of consideration, then the Spread Value shall be measured and payable in cash and securities or other property in the same per Share proportion as is paid to the Shareholders and otherwise consistent with the principles set forth in clauses (A) and (B) above.

Section 5. Restriction on Transfer. The Option may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Optionee and (unless the Optionee becomes subject to a Disability) may be exercised during the lifetime of the Optionee only by the Optionee. If the Optionee dies or becomes subject to a Disability, the Option shall thereafter be exercisable, during the period specified in Section 7 of this Agreement, by his or her beneficiary, or if no beneficiary has been named, by his or her executors or administrators to the full extent to which the Option was exercisable by the Optionee at the time of his or her death or Disability. The Option shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect. Notwithstanding the foregoing, the Optionee may assign or transfer the Option with the prior consent of the Committee to a “family member” as such term is defined in Rule 701 of the Securities Act (each transferee thereof, a “Permitted Assignee”), provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Option Agreement relating to the transferred Option and shall execute an agreement satisfactory to the Company evidencing such obligations, and provided, further that the Optionee shall remain bound by the terms and conditions of the Plan and the Management Investor Rights Agreement. The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section 5.

Section 6. Optionee’s Service. Nothing in this Agreement or in the Option shall confer upon the Optionee any right to continue as an employee of, or other service provider to, the Company or any of its Subsidiaries or Affiliates or interfere in any way with the right of the Company, its Subsidiaries or its Affiliates, as the case may be, in their respective sole discretion, to terminate the Optionee’s employment or service relationship or to increase or decrease the Optionee’s compensation at any time.

Section 7. Termination.

(a) The Option shall automatically terminate and shall become null and void, be unexercisable and be of no further force and effect upon the earliest of:

(i) the tenth anniversary of the Grant Date;

(ii) the 180th day following the Termination of Relationship in the case of a Termination of Relationship for death or Disability;

(iii) the 90th day following the Termination of Relationship in the case of a Termination of Relationship without Cause or for Good Reason;

(iv) the 60th day following the Termination of Relationship in the case of a Termination of Relationship occurring because the Optionee resigns his or her employment without Good Reason; and

(v) the day of the Termination of Relationship in the case of a Termination of Relationship with Cause.

(b) Except as otherwise provided in the Plan, upon a Termination of Relationship for any reason, the unvested portion of the Option (i.e., that portion which does not constitute Vested Options) shall immediately terminate and be forfeited on the date the Termination of Relationship occurs.

Section 8. Securities Law Representations. The Optionee acknowledges that the Option and the Shares are not being registered under the Securities Act, based, in part, in reliance upon an exemption from registration under Rule 701 or Regulation D promulgated under the Securities Act, and a comparable exemption from qualification under applicable state securities laws, as each may be amended from time to time. The Optionee, by executing this Agreement, hereby makes the following representations to the Company and acknowledges that the Company’s reliance on federal and state securities law exemptions from registration and qualification is predicated, in substantial part, upon the accuracy of these representations:

•

The Optionee is acquiring the Option and, if and when he or she exercises the Option, will acquire the Shares solely for the Optionee’s own account, for investment purposes only, and not with a view or an intent to sell, or to offer for resale in connection with any unregistered distribution, all or any portion of the shares within the meaning of the Securities Act and/or any applicable state securities laws.

•	The Optionee is an “accredited investor,” as that term is defined in Rule 501(a)(1), (2) or (3) of Regulation D promulgated under the Securities Act.

•

The Optionee has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Option and the restrictions imposed on any Shares purchased upon exercise of the Option. The Optionee has been furnished with, and/or has access to, such information as the Optionee considers necessary or appropriate for deciding whether to exercise the Option and purchase the Shares. However, in evaluating the merits and risks of an investment in the Shares, the Optionee has and will rely only upon the advice of the Optionee’s own legal counsel, tax advisors, and/or investment advisors.

•	The Optionee acknowledges that to the best of his or her knowledge the Option Price is not less than what the Board has determined to be the Fair Market Value of the Shares.

•

The Optionee is aware that any value of the Option depends on its vesting and exercisability as well as an increase in the Fair Market Value and certain other factors of the underlying Shares to an amount in excess of the Option Price, and that any investment in common shares of a closely held corporation such as the Company is non-marketable, non-transferable and could require capital to be invested for an indefinite period of time, possibly without return, and at substantial risk of loss.

•

The Optionee understands that any Shares acquired on exercise of the Option will be characterized as “restricted securities” under the federal securities laws, and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances, including in accordance with the conditions of Rule 144 promulgated under the Securities Act, as presently in effect. The Optionee acknowledges receiving a copy of Rule 144 promulgated under the Securities Act, as presently in effect, and represents that the Optionee is familiar with such rule, and understands the resale limitations imposed thereby and by the Securities Act and the applicable state securities law.

•

The Optionee has read and understands the restrictions and limitations set forth in the Management Investor Rights Agreement, the Plan and this Agreement. The Optionee acknowledges that to the extent the Optionee is not a party to the Management Investor Rights Agreement at the time that the Optionee exercises any portion of the Option, such exercise shall be treated for all purposes as effecting the Optionee’s simultaneous execution of the Management Investor Rights Agreement and the Optionee shall be bound thereby.

•

The Optionee has not relied upon any oral representation made to the Optionee relating to the Option or the purchase of the Shares on exercise of the Option or upon information presented in any promotional meeting or material relating to the Option or the Shares.

•

The Optionee understands and acknowledges that, if and when he or she exercises the Option, (a) any certificate evidencing the Shares (or evidencing any other securities issued with respect thereto pursuant to any stock split, stock dividend, merger or other form of reorganization or recapitalization) when issued shall bear any legends which may be required by applicable federal and state securities laws, and (b) except as otherwise provided under the Management Investor Rights Agreement, the Company has no obligation to register the Shares or file any registration statement under federal or state securities laws. The Committee reserves the right to account for Shares through book entry or other electronic means rather than the issuance of stock certificates.

Section 9. Designation of Beneficiary. The Optionee may appoint any individual or legal entity in writing as his or her beneficiary to receive any Option (to the extent not previously terminated or forfeited) under this Agreement upon the Optionee’s death or becoming subject to a Disability. The Optionee may revoke his or her designation of a beneficiary at any time and appoint a new beneficiary in writing. To be effective, the Optionee must complete the designation of a beneficiary or revocation of a beneficiary by written notice to the Company under Section 10 of this Agreement before the date of the Optionee’s death. In the absence of a beneficiary designation, the legal representative of the Optionee’s estate shall be deemed the Optionee’s beneficiary.

Section 10. Notices. All notices, claims, certifications, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

If to the Company, to it at:

Domus Holdings Corp.

c/o Realogy Corporation

1 Campus Drive

Parsippany, NJ 07054

Facsimile: (973) 407-5270

Attention: Richard A. Smith

With a copy to (which copy will not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Steven A. Cohen, Esq.

                   Igor Kirman, Esq.

Facsimile: 212.403.2000

If to the Optionee, at the address set forth on the signature page hereto; or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such notice or other communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day after the date of delivery), (b) in the case of nationally-recognized overnight courier, on the next business day after the date sent, (c) in the case of telecopy transmission, when received (or if not sent on a business day, on the next business day after the date sent), and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

Section 11. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.

Section 12. Optionee’s Undertaking. The Optionee hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Optionee pursuant to the express provisions of this Agreement and the Plan.

Section 13. Modification of Rights. The rights of the Optionee are subject to modification and termination in certain events as provided in this Agreement and the Plan (with respect to the Options granted hereby). Notwithstanding the foregoing, the Optionee’s rights under this Agreement and the Plan may not be materially impaired without the Optionee’s prior written consent.

Section 14. Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

Section 15. Restrictive Covenants. The grant, vesting and exercise of Options pursuant to this Agreement shall be subject to the Optionee’s continued compliance with the restrictive covenants in Annex I to Section 8 of the Management Investor Rights Agreement.

Section 16. Withholding. As a condition to exercising this Option in whole or in part, the Optionee will pay, or make provisions satisfactory to the Company for payment of, any Federal, state and local taxes required to be withheld in connection with such exercise; provided, however, in the event of a Qualifying Termination Event and subject to such exercise satisfying the minimum threshold for the payment with Shares of the Option Price as set forth in Section 2 hereof, the Optionee (or the Optionee’s estate, as applicable) may direct the Company to deduct from the Shares issuable upon exercise of all (and not less than all) of the Optionee’s then exercisable Options a number of Shares having an aggregate Fair Market Value equal to the minimum tax withholding due upon exercise of such Options.

Section 17. Adjustment. In the event of any event described in Article X of the Plan occurring after the Grant Date, the adjustment provisions (including cash payments) as provided for under Article X of the Plan shall apply. Notwithstanding any provisions of Article X of the Plan, Section 4(d) of this Agreement shall apply with respect to the treatment of Vested IRR Options in connection with a Sale of the Company.

Section 18. Counterparts. This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one agreement.

Section 19. Entire Agreement. This Agreement and the Plan (and the other writings referred to herein) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto.

Section 20. Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 21. Waiver of Jury Trial. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, trial by jury in any suit, action or proceeding arising hereunder.

Section 22. Code Section 409A. Notwithstanding anything herein or elsewhere to the contrary, to the extent the Optionee or the Company notifies the other that this Agreement may reasonably be expected to result in the Optionee’s being subject to the penalties of Section 409A of the Code, the Optionee and the Company agree to negotiate (and the Company shall cause any affiliate to negotiate) in good faith alternatives, within the time period permitted by the applicable Treasury Regulations, to modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Optionee, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Optionee pursuant to Section 409A of the Code.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Option Agreement as of the date first written above.

DOMUS HOLDINGS CORP.

By:
Name:
Title:

OPTIONEE

See attached signature page

OPTIONEE

Name: [●]

Residence Address:

Number of Shares of Common Stock	[●]
subject to Tranche A Options:

Number of Shares of Common Stock	[●]
subject to Tranche B Options:

Number of Shares of Common Stock	[●]
subject to Tranche C Options:

Option Price for Tranche A Options,
Tranche B Options, and Tranche C Options:	$[●] each